EXHIBIT 99.1

For Further Information:

Scheid Vineyards Inc.  (Nasdaq:  SVIN)

305 Hilltown Road

Salinas, CA 93908

(831) 455-9990

CONTACT:	Scott Scheid, President and CEO
Mike Thomsen, Chief Financial Officer

For Immediate Release:

November 15, 2004

SCHEID VINEYARDS INC. REPORTS THIRD QUARTER RESULTS

President Comments on 2004 Harvest

SALINAS, CA – November 15, 2004 - Scheid Vineyards Inc. (Nasdaq:  SVIN) announced today its financial results for the third quarter ended September 30, 2004.

For the three months ended September 30, 2004, revenues increased 17% to $13,484,000 from $11,501,000 in the 2003 period.  Net income decreased to $1,399,000, or $0.26 per share, for the 2004 period as compared to $2,175,000, or $0.40 per share, for the 2003 period.

For the nine months ended September 30, 2004, revenues increased 23% to $16,062,000 from $13,092,000 in the 2003 period.  Net income was $92,000, or $0.02 per share, for the 2004 period as compared to $821,000, or $0.15 per share, for the 2003 period.

Mr. Mike Thomsen, Chief Financial Officer of the Company, stated, “The revenues generated by the Company’s vineyards are affected by various factors, including the timing of the harvest, the yield per acre, and the price per ton received.  In addition, the Company produces bulk wine under contract and for the speculative market, which affects the timing of revenue recognition.  Through September 30, 2004, approximately 80% of the Company’s producing acres had been harvested, as compared to 48% at September 30, 2003.”

Mr. Thomsen continued by stating, “The increase in grape sales due to the significantly greater percentage of acres harvested was offset by three factors.  First, the Company had approximately 3,700 producing acres in 2003 as compared to 3,500 acres in 2004, a decrease of approximately 5%.  Second, average yields per acre through September 30 decreased by approximately 6% from 2003 to 2004.  Third, the average price per ton received on grape sales through September 30 decreased by approximately 3% from 2003 to 2004.  As of September 30 2004, the Company had harvested approximately 14,000 tons of grapes, of which 3,500 tons were converted to bulk wine for sale at a later date.  Through September 30, 2003, the Company had harvested 9,500 tons, of which 500 tons were converted to bulk wine.”  Mr. Thomsen concluded by stating, “The percentage of completion of harvest at September 30th of each year is highly dependent on weather conditions in the growing season and can be expected to fluctuate from year to year.”

Commenting on the 2004 harvest, Scott D. Scheid, President of the Company, stated, “The Company completed the harvest of its vineyards on November 6th, with a decrease in total tons harvested in 2004 as compared to 2003 of approximately 5%.  We estimate that for the fiscal year ending December 31, 2004, the Company will record grape sale revenues of approximately $16,000,000, a decrease of approximately 30% from fiscal 2003 grape sale revenues.”

Mr. Scheid also stated, “In addition to grape sales, the Company crushed approximately 6,400 tons of grapes into bulk wine in 2004, a 200% increase over the amount made into bulk wine in 2003.  Of this total, approximately 3,300 tons were converted into bulk wine pursuant to various wine purchase contacts with wineries, and the remaining 3,100 tons were converted into bulk wine to be sold on the speculative market.  The timing of the sales of these wines and the prices of wines sold on the speculative market can have a significant impact on annual results.  We also caution that historical cost of sales and other expenses deducted in arriving at net income should not be expected to provide an indication of gross profit or net income to be reported by the Company for fiscal 2004.”

Scheid Vineyards Inc. (www.scheidvineyards.com) is an independent producer of premium wine grapes and operates approximately 5,600 acres of vineyards, primarily in Monterey County, California.  The Company sells most of its grape production under short and long-term grape and bulk wine contracts to wineries producing high quality table wines, and the Company also produces a small amount of ultra premium wine under its own label.

Note:  This press release contains forward-looking statements concerning expectations for the 2004 harvest and the Company=s 2004 financial performance.  These forward-looking statements can generally be identified as such because the context of the statement will include such words as the Company “estimates” or words of similar import.  Similarly, statements that describe the Company=s future operating performance, financial results, plans, objectives or goals are also forward-looking statements.  Such forward looking statements are subject to certain factors, risks and uncertainties which could cause actual results to differ materially from those currently anticipated.  Such factors, risks and uncertainties include, but are not limited to, (i) success in planting, cultivating and harvesting of existing and new vineyards, including the effects of weather conditions, (ii) the potential effect on the Company’s vineyards of certain diseases, insects and pests, including the glassy-winged sharpshooter, (iii) effects of variances in grape yields and prices from harvest to harvest due to agricultural, market and other factors and relatively fixed farming costs, (iv) success in, and the timing of, future acquisitions, if any, of additional properties for vineyard development and related businesses as well as variability in acquisition and development costs, (v) consumer demand and preferences for the wine grape varieties produced by the Company, (vi) general health and social concerns regarding consumption of wine and spirits, (vii) the size and growth rate of the California wine industry, (viii) seasonality of the wine grape producing business, (ix) increases or changes in government regulations regarding environmental impact, water use, labor or consumption of alcoholic beverages, (x) competition from other producers and wineries, (xi) proposed expansion of the Company’s wine business, (xii) the Company’s dependence on a small number of clients for the purchase of a substantial portion of the Company’s grape production, (xiii) the availability of financing on terms acceptable to the Company, and (xiv) the Company’s labor relations.  These and other factors, risks and uncertainties are discussed in greater detail under the caption “Business - Cautionary Information Regarding Forward Looking Statements” in the Company’s Annual Report on Form 10-KSB filed with the Securities and Exchange Commission on March 30, 2004.  Stockholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undo reliance on such forward-looking statements.  The forward-looking statements made herein are only made as of the date of this press release and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

SCHEID VINEYARDS INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF OPERATIONS

(amounts in thousands, except per share data)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2004	2003	2004	2003
REVENUES:
Sales	$13,143	$11,226	$15,309	$12,419
Vineyard management, services and other fees	341	275	753	673
Total revenues	13,484	11,501	16,062	13,092
COST OF SALES	9,387	6,523	11,207	7,764
GROSS PROFIT	4,097	4,978	4,855	5,328
General and administrative expenses	1,575	1,100	4,276	3,358
Interest expense	162	205	472	566
Investment and interest (income) loss	20	—	(54)	(12)
INCOME BEFORE PROVISION FOR INCOME TAXES	2,340	3,673	161	1,416
PROVISION FOR INCOME TAXES	941	1,498	69	595
NET INCOME	$1,399	$2,175	$92	$821

NET INCOME PER SHARE:
BASIC	$0.26	$0.40	$0.02	$0.15
DILUTED	$0.25	$0.40	$0.02	$0.15

WEIGHTED AVERAGE SHARES OUTSTANDING:
BASIC	5,476	5,475	5,476	5,475
DILUTED	5,504	5,475	5,504	5,475

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